EXHIBIT 23(b)

MANTYLA MCREYNOLDS LLC

178 South Rio Grande Street, Suite 200

Salt Lake City, Utah 84101

Telephone: 801.269.1818

Facsimile: 801.266.3481

The Board of Directors

Voice Assist, Inc.:

We hereby consent to the incorporation by reference in registration statement on Form S-8 (No. 333-180117) of Voice Assist, Inc. our report dated April 16, 2013, with respect to the balance sheets of Voice Assist, Inc., as of December 31, 2012 and 2011, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Voice Assist, Inc. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah
April 16, 2013